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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third  Quarter 2017 Results

REDWOOD CITY, CA — November 8, 2017 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its third quarter ended September 30, 2017. Revenues for the third quarter were $1.5 million, compared with revenues of $1.6 million for the second quarter ended June 30, 2017 and $2.0 million for the comparable quarter of 2016.

License revenue for the third quarter of 2017 was $0.8 million, compared with revenues of $0.9 million for the second quarter ended June 30, 2017 and $1.1 million for the comparable quarter of 2016. The majority of the third quarter license revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the third quarter of 2017, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.5 million, or $0.50 per basic and diluted share, as compared with GAAP net loss of $2.4 million, or $0.48 per basic and diluted share, for the second quarter of 2017 and GAAP net loss of $2.4 million, or $0.50 per basic and diluted share, for the comparable quarter of 2016.

As of September 30, 2017, the Company had $12.3 million of cash and cash equivalents and short-term investments, compared to a combined balance of $15.6 million as of June 30, 2017 and $21.8 million as of September 30, 2016.

"More and more organizations are recognizing that in the digital age, their data and their collective knowledge are two of their prime assets", said Dr Pehong Chen, President and CEO of BroadVision. "Yet many organizations do not have these assets under control. Far too often, knowledge is lost in departmental silos or inappropriate consumer-focused apps ill-suited for business use. As a hub for digital enterprise transformation, Vmoso connects all these different sources of knowledge so employees can get the information they need, when they need it".

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to enhance customers’ businesses, market acceptance of Vmoso and the ability of Vmoso to transform business operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent quarterly report on Form 10-Q, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$12,324	$19,704
Other current assets	1,881	2,082
Total current assets	14,205	21,786
Other non-current assets	190	207
Total assets	$14,395	$21,993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,098	$4,396
Other non-current liabilities	635	734
Total liabilities	4,733	5,130
Total stockholders' equity	9,662	16,863
Total liabilities and stockholders' equity	$14,395	$21,993

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Software licenses	$844	$1,051	$2,605	$3,080
Services	611	900	2,273	2,802
Total revenues	1,455	1,951	4,878	5,882
Cost of revenues:
Cost of software revenues	36	52	134	133
Cost of services	672	840	2,200	2,419
Total cost of revenues	708	892	2,334	2,552
Gross profit	747	1,059	2,544	3,330
Operating expenses:
Research and development	1,661	1,743	4,995	5,189
Sales and marketing	974	928	2,943	3,179
General and administrative	825	875	2,709	2,824
Total operating expenses	3,460	3,546	10,647	11,192
Operating loss	(2,713)	(2,487)	(8,103)	(7,862)
Other income, net	213	57	645	811
Loss before provision for income taxes	(2,500)	(2,430)	(7,458)	(7,051)
Provision for income taxes	(2)	(12)	(4)	(45)
Net loss	$(2,502)	$(2,442)	$(7,462)	$(7,096)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.50)	$(0.50)	$(1.50)	$(1.44)
Shares used in computing:
Weighted average shares-basic and diluted	4,985	4,928	4,970	4,913